Exhibit 10.1

EXECUTION VERSION

RESIGNATION AND GENERAL RELEASE AGREEMENT

This RESIGNATION AND GENERAL RELEASE AGREEMENT (this “Agreement”) is dated as of April 8, 2024, and is being entered into by and among (i) African Agriculture, Inc., a Delaware corporation (the “Company”), (ii) African Agriculture Holdings, Inc., a Delaware corporation (f/k/a 10X Capital Venture Acquisition Corp. II) (“Holdings” and, together with the Company, the “Company Parties”), (iii) African Discovery Group, Inc., a Delaware corporation (“Advisor”), and (iv) Alan Kessler, in his individual capacity (“Kessler” and, together with Advisor, the “Advisor Parties”). The Company, Holdings, Advisor, and Kessler shall each be referred to in this Agreement as a “Party” and collectively as the “Parties”.

WHEREAS, Advisor and the Company previously entered into that certain Amended and Restated Advisor Agreement, dated as of May 21, 2022 (as amended from time to time, the “Advisor Agreement”);

WHEREAS, in accordance with the applicable provisions of the Advisor Agreement, Advisor made the services of Kessler available to the Company as the Chief Executive Officer of the Company and the Executive Chairman of the Board of Directors of the Company (the “Company Board”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of November 2, 2022 (as amended from time to time, the “Merger Agreement”), by and among the Company, 10X Capital Venture Acquisition Corp. II (“10X II”), and 10X AA Merger Sub, Inc. (“Merger Sub”), the Company consummated a business combination with 10X II whereby, among other things, effective as of December 6, 2023, (i) Merger Sub merged with and into the Company, with the Company being the surviving company and becoming a wholly-owned subsidiary of 10X II, and (ii) 10X II being renamed “African Agriculture Holdings, Inc.” (collectively, the “Business Combination”);

WHEREAS, effective as of the close of business on January 31, 2024 (the “CEO Resignation Date”), Kessler, through and on behalf of Advisor, resigned as the Chief Executive Officer of the Company; and

WHEREAS, effective as of the date hereof (the “Board Resignation Date” and, together with the CEO Resignation Date, each a “Resignation Date”), Kessler, through and on behalf of Advisor, resigned as both the Executive Chairman of the Board of Directors of Holdings (the “Holdings Board”) and as a member of the Holdings Board; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the terms and conditions applicable to the Advisor Parties’ resignation from the Company and the Holdings Board.

NOW, THEREFORE, it is hereby agreed:

1. Resignation; Resignation Payments.

(a) Resignation. The Parties hereby acknowledge and agree that, (i) effective as of the close of business on the CEO Resignation Date, Kessler, through and on behalf of Advisor, resigned as the Chief Executive Officer of the Company, and (ii) effective as of the Board Resignation Date, Kessler, through and on behalf of Advisor, resigned as both the Executive Chairman of the Holdings Board and as a member of the Holdings Board. The Company Parties and the Advisor Parties agree to waive any and all notice periods that apply to the aforementioned resignation. As of each applicable Resignation Date, the Advisor Parties shall have no further authority to act on behalf of or bind the Company Parties, and the Advisor Parties do not claim nor shall the Advisor Parties claim any further right to engagement or employment by the Company Parties.

(b) Expenses; D&O Coverage. Holdings will reimburse Advisor for all unreimbursed business expenses Advisor incurred in connection with the performance of the Services (as defined in the Advisor Agreement) through the Board Resignation Date. The Advisor Parties will remain covered under Holdings’ directors’ and officers’ liability insurance policy in accordance with its terms.

(c) Resignation Payments.

(i) Initial Fee. Subject to (x) the Advisor Parties continued compliance with the terms of this Agreement, (y) the Advisor Parties continued compliance with the Restrictive Covenants (as defined below), and (z) Kessler not revoking this Agreement in accordance with Section 12 below, Holdings agrees to pay Advisor an aggregate amount equal to $330,000 (the “Initial Fee”), which shall be payable in a single lump sum on the earlier to occur of (i) the date Holdings achieves a capital raise of at least $5,000,000 in a single transaction or series of related transactions following the Board Resignation Date, as determined by the Holdings Board in its sole discretion, or (ii) December 31, 2024 (but in no event prior to the Effective Date (as defined below)) (such earlier date, the “Deadline”); provided, that, the Holdings Board may elect, in its sole discretion, (x) to pay the Initial Fee in installments, so long as the Initial Fee is paid in full no later than the Deadline, and/or (y) to pay all or any portion of the Initial Fee to Kessler in his individual capacity by the Deadline in the form of shares of common stock of Holdings (the “Holdings Common Stock”) having a fair market value equal to the value of the portion of the Initial Fee so elected to be paid in such Holdings Common Stock, as determined by the Holdings Board based on the closing share price of the Holdings Common Stock on the applicable payment date. For the avoidance of doubt, the Parties acknowledge and agree that (A) in the event that the Holdings Board elects to pay all or any portion of the Initial Fee in the form of Holdings Common Stock, such Holdings Common Stock shall be subject to any and all restrictions on trading as may be required under applicable law, including, without limitation, “control security” restrictions, “volume sale” restrictions, and/or “material non-public information” restrictions, and (B) any shares of Holdings Common Stock issued pursuant to this Section 1(c)(i) shall be issued either (I) in reliance upon an applicable exemption from securities registration, or (II) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(ii) Limitation on Payments. Notwithstanding the foregoing, or anything to the contrary set forth in this Agreement or otherwise, the Parties acknowledge and agree that, to the extent payment of any amounts payable pursuant to Section 1(c)(i) would jeopardize the ability of the Company Parties to continue as a going concern under Treasury Regulation Section 1.409A-1(b)(4)(ii), payment of such amounts will be delayed and paid as soon as administratively practicable following the first date that paying such amounts would no longer jeopardize the Company Parties’ ability to continue as a going concern under Treasury Regulation Section 1.409A-1(b)(4)(ii).

2. Effect of Termination on Certain Agreements.

(a) Advisor Agreement.

(i) Termination of Advisor Agreement. The Parties acknowledge and agree that, effective as of the Board Resignation Date, the Advisor Agreement will terminate in all respects and be of no further force or effective, and the Advisor Parties and the Company Parties will be fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom. Notwithstanding the foregoing, the Parties acknowledge and agree that the restrictive covenants set forth in Section 7 of the Advisor Agreement (the “Restrictive Covenants”) are incorporated by reference herein and made a part hereof and, as so incorporated, shall remain in full force and effect in accordance with their respective terms.

(ii) Waiver of Advisor Agreement Without Cause and For Good Reason. For the avoidance of doubt, the Advisor Parties hereby acknowledge and agree that (A) the Advisor Parties’ resignation under Section 1(a) above will not be considered a breach of the Advisor Agreement, (B) the Advisor Parties’ resignation under Section 1(a) above will not constitute a termination without Cause (as defined in the Advisor Agreement) or constitute grounds for the Advisor Parties to terminate the Advisor Parties’ engagement with the Company Parties for Good Reason (as defined in the Advisor Agreement), and (C) to the extent set forth in the general release of claims in Section 4 below, the Advisor Parties will not bring a claim against the Company Parties or any of their affiliates in connection with either the Advisor Parties’ resignation under Section 1(a) above, whether under this Agreement, the Advisor Agreement, or otherwise.

(b) Retention Bonus Agreement. The Parties acknowledge and agree that, effective as of the Board Resignation Date, that certain Retention Bonus and Release, dated November 28, 2023, by and between Advisor and the Company (as amended from time to time, the “Retention Bonus Agreement”) will terminate in all respects and be of no further force or effective, and the Advisor Parties and the Company Parties will be fully, completely, irrevocably and forever discharged from any and all obligations set forth therein, pursuant thereto or arising therefrom.

(c) Promissory Notes.

(i) Advisor Promissory Notes. The Parties acknowledge and agree that, in accordance with (A) that certain Promissory Note, dated October 4, 2022, by and between Advisor and the Company, Advisor provided an interest-bearing loan to the Company with an initial principal amount of $10,000, (B) that certain Promissory Note, dated November 7, 2022, by and between Advisor and the Company, Advisor provided an interest-bearing loan to the Company with an initial principal amount of $10,500, (C) that certain Promissory Note, dated November 10, 2022, by and between Advisor and the Company, Advisor provided an interest-bearing loan to the Company with an initial principal amount of $5,000, and (D) that certain Promissory Note, dated December 2, 2022, by and between Advisor and the Company, Advisor provided an interest-bearing loan to the Company with an initial principal amount of $15,925 (collectively, the “Advisor Promissory Notes”). In addition, the Parties acknowledge and agree that, as of the CEO Resignation Date, (x) all of the Advisor Promissory Notes remain outstanding, and the aggregate accrued interest with respect to the outstanding balance of all of the Advisor Promissory Notes is $8,139.45, and (y) the total amount owed by the Company to Advisor with respect to the Advisor Promissory Notes (inclusive of all principal and interest) is an amount equal to $49,564.45 (the “Advisor Loan Payment”).

(ii) Kessler Promissory Notes. The Parties acknowledge and agree that, in accordance with (A) that certain Promissory Note, dated August 9, 2023, by and between Kessler and the Company, Kessler provided an interest-bearing loan to the Company with an initial principal amount of $17,000, and (B) that certain Promissory Note, dated September 18, 2023, by and between Kessler and the Company, Kessler provided an interest-bearing loan to the Company with an initial principal amount of $5,500 (collectively, the “Kessler Promissory Notes” and, together with the Advisor Promissory Notes, the “Promissory Notes”). In addition, the Parties acknowledge and agree that, as of the CEO Resignation Date, (x) all of the Kessler Promissory Notes remain outstanding, and the aggregate accrued interest with respect to the outstanding balance of all of the Kessler Promissory Notes is $1,837.81, and (y) the total amount owed by the Company to Kessler with respect to the Kessler Promissory Notes (inclusive of all principal and interest) is an amount equal to $24,337.81 (the “Kessler Loan Payment”).

(iii) Promissory Note Repayment. In satisfaction of amounts due and owing pursuant to the Advisor Promissory Notes and the Kessler Promissory Notes as of the CEO Resignation Date, the Company Parties will provide (A) Advisor with a one-time, lump sum payment equal to the Advisor Loan Payment, plus interest (if any) accrued between the CEO Resignation Date and the date of payment in accordance with the applicable Advisor Promissory Notes, and (B) Kessler with a one-time, lump sum payment equal to the Kessler Loan Payment, plus interest (if any) accrued between the CEO Resignation Date and the date of payment in accordance with the applicable Kessler Promissory Notes, in each case, which shall be payable by April 30, 2024. Notwithstanding the foregoing, the Company Parties may pay the Advisor Loan Payment and/or the Kessler Loan Payment in installments; provided, that, each such loan payment is paid in full no later than April 30, 2024. Without limiting the foregoing, the Company Parties will abide by all other terms of the Advisor Promissory Notes and the Kessler Promissory Notes, including, without limitation, the payment terms, and this Agreement does not supersede the Company Parties’ respective obligations under the Advisor Promissory Notes and the Kessler Promissory Notes, including but not limited to their respective obligations to pay any amounts that become due and owing under the terms of the Advisor Promissory Notes and/or the Kessler Promissory Notes after the CEO Resignation Date.

(d)	Restricted Stock Units.

(i) Restricted Stock Units Generally. The Parties acknowledge that, in accordance with (x) that certain Restricted Stock Unit Award Agreement, dated as of November 1, 2022, by and between Advisor and the Company (as amended from time to time, the “2022 RSU Agreement”) and the African Agriculture, Inc. 2022 Incentive Plan (as amended from time to time, the “Company Plan”), the Company previously granted Advisor 2,700,000 Restricted Stock Units (as defined in the 2022 RSU Agreement) (the “2022 Company Restricted Stock Units”) and (y) that certain Restricted Stock Unit Award Agreement, dated as of November 27, 2023, by and between Kessler and the Company (the “2023 RSU Agreement” and, together with the 2022 RSU Agreement, the “RSU Agreements”) and the Company Plan, the Company previously granted Kessler 3,050,000 Restricted Stock Units (as defined in the 2023 RSU Agreement) (the “2023 Company Restricted Stock Units”).

(ii) Modifications of Restricted Stock Units. In addition, in accordance with Section 12(b) of the Company Plan and in connection with the Business Combination, the Company Board determined that (x) the 2022 Company Restricted Stock Units were canceled and converted, in whole or in part, into the right to receive 2,356,496 restricted stock units of Holdings (the “2022 Holdings Restricted Stock Units”), and (y) the 2023 Company Restricted Stock Units were canceled and converted, in whole or in part, into the right to receive 2,661,968 restricted stock units of Holdings (the “2023 Holdings Restricted Stock Units” and, together with the 2022 Holdings Restricted Stock Units, the “Holdings Restricted Stock Units”), in each case, as determined in accordance with the applicable terms and conditions of the Merger Agreement. In connection with the Business Combination, the Company assigned to Holdings, and Holdings assumed from the Company, the RSU Agreements and the Company Plan, and the Holdings Restricted Stock Units continued to be governed by the same terms and conditions (e.g., vesting, termination, etc.) as set forth in the RSU Agreements and the Company Plan; provided, that, following the Business Combination, all references to the Company in the RSU Agreements and the Company Plan will be deemed to be references to Holdings.

(iii) Full Acceleration of Holdings Restricted Stock Units; Holdings Board Approval for Certain Transactions. The Holdings Board acknowledges and agrees that, as additional consideration provided to the Advisor Parties in connection with entering into this Agreement, and subject to (I) the Advisor Parties continued compliance with the terms of this Agreement, (II) the Advisor Parties continued compliance with the Restrictive Covenants, and (III) Kessler not revoking this Agreement in accordance with Section 12 below, all of the Holdings Restricted Stock Units shall fully accelerate and vest as of the Effective Date in accordance with Section 2(c) of each RSU Agreement; provided, that, the Holdings Restricted Stock Units shall remain subject to the applicable provisions of the RSU Agreements and the Company Plan, including, without limitation, the settlement provisions set forth in Section 4 of each RSU Agreement. Notwithstanding anything to the contrary contained in this Agreement, the RSU Agreements, the Company Plan, or otherwise, following settlement of the Holdings Restricted Stock Units into shares of Holdings Common Stock in accordance with Section 4 of each RSU Agreement, the Advisor Parties acknowledge and agree that (A) without the prior written consent of the Holdings Board, the Advisors Parties shall not sell, transfer, pledge, hypothecate, or otherwise dispose of any shares of Holdings Common Stock representing more than five percent of either (x) the total number of outstanding shares of Holdings Common Stock as of the date of such transaction or (y) the average reported daily trading volume of shares of Holdings Common Stock over the five-day trading period immediately preceding such sale, and (B) such trading restriction specified in sub-clause (A) of this Section 2(d)(iii) shall be in addition to, and not in lieu of, any other trading restrictions imposed on such shares of Holdings Common Stock as may be required under applicable law. For the avoidance of doubt, any shares of Holdings Common Stock issued in connection with the settlement of the Holdings Restricted Stock Units shall be subject to any and all restrictions on trading as may be required under applicable law, including, without limitation, “control security” restrictions, “volume sale” restrictions, and/or “material non-public information” restrictions.

(iv) Additional Modifications of Restricted Stock Unit Agreements. The Parties acknowledge and agree that, in addition to the modifications set forth in Section 2(d)(ii) above, in connection with and immediately following the Business Combination, all references to the “Company” in the RSU Agreements will be deemed to be references to “Holdings”. The Parties acknowledge and agree that, except as expressly modified herein, (x) the RSU Agreements will continue in full force and effect in accordance with their terms, including, without limitation, the forfeiture and termination provisions set forth therein, and (y) the Restricted Stock Units granted under the RSU Agreements will at all times remain subject to the applicable terms and conditions set forth in the RSU Agreements and the Company Plan, as well as all applicable securities laws.

(v) Waiver of Qualifying Termination Treatment Under RSU Agreements. The Advisor Parties hereby acknowledge and agree that (A) the Advisor Parties’ resignation under Section 1(a) above, and the foregoing changes in Section 2(d) above, in each case, will not be considered a breach of the RSU Agreements, (B) the Advisor Parties’ resignation under Section 1(a) above, and the foregoing changes in Section 2(d) above, in each case, will not constitute a termination without Cause (as defined in the applicable RSU Agreement) or constitute grounds for the Advisor Parties to terminate the Advisor Parties’ engagement with the Company Parties for Good Reason (as defined in the applicable RSU Agreement), and (C) to the extent set forth in the general release of claims in Section 4 below, the Advisor Parties will not bring a claim against the Company Parties or any of their affiliates in connection with either the Advisor Parties’ resignation under Section 1(a) above and/or the foregoing changes in Section 2(d) above, in each case, whether under this Agreement, the RSU Agreements, or otherwise.

(e) Lock-Up Agreement; Trading Restrictions. The Advisor Parties acknowledge and agree that any equity compensation granted to the Advisor Parties prior to the date hereof will contain lockup and blackout restrictions consistent with the lockup and blackout restrictions provided to the Holdings Board as detailed in both the Merger Agreement and that certain Lock-Up Agreement, dated as of December 6, 2023, by and between Kessler and Holdings (the “Lock-Up Agreement”). The Company Parties acknowledge and agree that the supply agreement with Dr. Kahn shall be an Offtake Agreement (as defined in the Merger Agreement) and as such, upon the execution of such agreement, the Third Lock-Up Period (as defined in the Lock-Up Agreement) commenced and such Offtake Agreement condition has been satisfied in full. For clarity, the Parties acknowledge and agree that any shares of Holdings Common Stock held by the Advisor Parties will be subject to any and all restrictions on trading as may be required under applicable law, including, without limitation, “control security” restrictions, “volume sale” restrictions, and/or “material non-public information” restrictions.

(f) Limitations on Payments. Notwithstanding the foregoing, or anything to the contrary set forth in this Agreement, the Advisor Agreement, the Promissory Notes, or otherwise, the Parties acknowledge and agree that, to the extent payment of any amounts payable pursuant to this Section 2 would jeopardize the ability of the Company Parties to continue as a going concern under Treasury Regulation Section 1.409A-1(b)(4)(ii), payment of such amounts will be delayed and paid as soon as administratively practicable following the first date that paying such amounts would no longer jeopardize the Company Parties’ ability to continue as a going concern under Treasury Regulation Section 1.409A-1(b)(4)(ii).

3. Intentionally Omitted.

4. Mutual General Release of Claims.

(a) The Company Parties (for themselves and their respective past and present parent organizations, subsidiaries, and other affiliated entities, related companies, divisions, beneficial owners, and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, Advisor, Kessler, and, as applicable, each of their respective (i) heirs, executors, administrators, beneficiaries, and personal representatives, and (ii) past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, from any and all claims, actions, charges, controversies, causes of action, suits, rights, demands, liabilities, damages, costs, expenses, attorneys’ fees, and obligations of any kind or character whatsoever (“Claims”) that the Company Parties ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that the Company Parties sign this Agreement. Notwithstanding anything to the contrary contained herein or otherwise, such release of Claims shall not include any claims (x) arising out of any Advisor Parties’ acts of (A) gross negligence, fraud, or bad faith, or (B) willful misconduct (which, for the avoidance of doubt, shall include any unauthorized public statements or actions made by the Advisor Parties on behalf of the Company on or after the Board Resignation Date) or material dishonesty that has caused or is reasonably expected to result in material injury to the Company Parties, or (y) due to any Advisor Parties’ criminal activity that has caused or is reasonably expected to result in material injury to the Company Parties, or (z) to enforce the Company Parties’ rights under this Agreement, the Advisor Agreement, the RSU Agreements, the Company Plan, or the Merger Agreement.

(b) The Advisor Parties (for themselves and their respective past and present parent organizations, subsidiaries, and other affiliated entities, related companies, divisions, beneficial owners, and assigns) hereby completely, forever, irrevocably and unconditionally release and discharge, to the maximum extent permitted by law, the Company, Holdings, and, as applicable, each of their respective past, present and future parent organizations, subsidiaries and other affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities) and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, individually and in their official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, from any and all Claims that the Advisor Parties ever had, now have or may in the future claim to have by reason of any act, conduct, omission, transaction, agreement, occurrence or any other matter whatsoever occurring up to and including the date that Advisor signs this Agreement, including, without limitation, Claims that otherwise may exist or may arise in respect of the Advisor Parties’ employment or engagement with the Company Parties, or that are in any way connected with or related to any Company Party compensatory or benefit plan, program, policy or arrangement, or that are in any way connected with or with respect to unpaid fees, bonuses, commissions, or other compensation of any type or kind. Notwithstanding anything to the contrary contained herein or otherwise, such release of Claims shall not include any claims (x) arising out of any Company Parties’ acts of (A) gross negligence, fraud, or bad faith, or (B) willful misconduct or material dishonesty that has caused or is reasonably expected to result in material injury to the Advisor Parties, or (y) due to any Company Parties’ criminal activity that has caused or is reasonably expected to result in material injury to the Advisor Parties; provided, that, the foregoing carve-out in this sub-clause (y) shall not apply to any Advisor Parties’ criminal activity that may potentially impose liability or vicarious liability on the Company Parties, including, without limitation, under the doctrine of respondeat superior, or (z) to enforce the Advisor Parties’ rights under this Agreement, the Advisor Agreement, the RSU Agreements, the Company Plan, or the Merger Agreement.

(c) The Parties expressly acknowledge and agree that this general release of claims includes any and all Claims arising up to and including the date each Party, respectively, signs this Agreement, which each Party has or may have against the respective released parties, whether such claims are known or unknown, suspected or unsuspected, asserted or un-asserted, disclosed or undisclosed. By entering into this Agreement, the Parties expressly waive any right to assert that any such claim, demand, obligation or cause of action has, through ignorance or oversight, been omitted from the scope of this release and the Parties further waive any rights under statute or common law principles that otherwise prohibit the release of unknown claims. Each Party expressly acknowledges that it does not, as of the date of execution of this Agreement, have any known or suspected claims against any of the respective released parties the factual foundation of which involves unlawful discrimination, harassment, or retaliation. Each released party is an express, intended third-party beneficiary of this Section 4.

(d) This general release of claims does not apply to, waive or affect: (i) any rights or claims that may arise after the date the Parties, respectively, sign this Agreement; or (ii) any other claims or rights that by law cannot be waived in a private agreement such as this Agreement (the “Excluded Claims”). This general release of claims also does not apply to, waive, affect, limit or interfere with the Parties’ preserved rights described in Section 9 below.

5. No Pending Claims. Each Party represents and warrants that such Party has no charges, lawsuits, or actions pending in such Party’s name against any respective released party relating to any claim that has been released in this Agreement. Each Party also represents and warrants that it has not assigned or transferred to any third party any right or claim against any respective released party that it has released in this Agreement. For the avoidance of doubt, nothing in this Agreement or the Advisor Agreement is intended to impair the Parties’ respective preserved rights under whistleblower laws or cause the Parties to disclose their participation in any governmental whistleblower program or proceeding.

6. Covenant Not to Sue. Except as otherwise expressly provided in Section 9 below and this Section 6, each Party covenants and agrees that it will not report, institute or file a charge, lawsuit or action (or encourage, solicit, or voluntarily assist or participate in, the reporting, instituting, filing or prosecution of a charge, lawsuit or action by a third party) against any respective released party with respect to any claim that has been released in this Agreement. Notwithstanding the forgoing, nothing in this Agreement prohibits a Party from speaking with law enforcement, the Equal Employment Opportunity Commission, the New York State Division of Human Rights, a local commission on human rights, or an attorney retained by such Party.

7. Non-Disparagement. The Parties reaffirm their respective obligations under Section 7(b) of the Advisor Agreement; provided, that, nothing herein or therein is intended to, and shall not, restrict or limit the Parties from exercising their respective preserved rights described in Section 9 of this Agreement, including their respective protected rights under government whistleblower programs and whistleblowing statutes and regulations.

8. Non-Disclosure Obligations. The Parties reaffirm their respective obligations under Section 7(a) of the Advisor Agreement.

9. Preserved Rights: This Agreement is not intended to, and shall not, in any way prohibit, limit or otherwise interfere with:

(a) any Party’s protected rights under federal, state or local law to, without notice to any other Party: (i) communicate or file a charge with a government regulator, (ii) participate in an investigation or proceeding conducted by a government regulator, or (iii) receive an award paid by a government regulator for providing information;

(b) any Party’s right to enforce the terms of this Agreement and to exercise its respective rights relating to any other Excluded Claims; or

(c) the Advisors Parties rights to indemnification or coverage under any applicable D&O or similar insurance plan;

provided, that, the Advisor Parties and Company Parties acknowledge and agree that, as of the date hereof, no Advisor Party or Company Party is aware of any facts or circumstances that would give rise to or cause such Advisor Party or Company Party to exercise or enforce any of the foregoing preserved rights specified under sub-clauses (a) through (c) above.

10. No Other Pay or Benefits; Consideration. The Parties acknowledge and agree that, except for the respective obligations provided herein, they are entitled to no other payments or benefits and the respective released parties have no further obligations to them respectively whatsoever. The Advisor Parties acknowledge and agree that (i) the consideration, payments, and benefits provided hereunder, including, without limitation, under Section 1(c)(i) and Section 2(d) hereof, are not required under the Company Parties’ standard policies, and the Advisor Parties know of no other circumstances other than the Advisor Parties agreeing to the terms of this Agreement that would require the Company Parties to provide such consideration, payments, or benefits, and (ii) such consideration, payments, and benefits shall serve as adequate consideration for the Advisor Parties’ release of claims and other commitments set forth in this Agreement.

11. No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by any of the Parties or any of the respective released parties of any liability, wrongdoing or violation of law.

12. Revocation. Kessler may revoke this Agreement within seven days after the date on which Kessler signs this Agreement. The Advisor Parties understand that this Agreement is not binding or enforceable until such seven-day period has expired (the date on which this Agreement becomes effective following the expiration of such revocation period, the “Effective Date”). Any such revocation must be made in a signed letter executed by Kessler and received by the Holdings Board at Holdings’ business address no later than 5:00 p.m., New York time, on the seventh day after Kessler has executed this Agreement. The Advisor Parties understand that if Kessler revokes this Agreement, the Advisor Parties will not be entitled to the payments or benefits provided for under this Agreement.

13. Miscellaneous.

(a) This Agreement contains the entire agreement and understanding between the Parties concerning the subject matter of this Agreement and supersedes any and all prior agreements or understandings (both written and oral) between the Parties concerning the subject matter of this Agreement; provided, that, the RSU Agreements, Advisor Promissory Notes, Kessler Promissory Notes, the Company Plan, and the Restrictive Covenants set forth in the Advisor Agreement (as incorporated by reference herein in accordance with Section 2(a) above), in each case, remain in full force and effect in accordance with their terms (as modified herein, as applicable). Each Party expressly acknowledges not having entered into this Agreement in reliance on any representations or covenants not set forth herein. This Agreement may only be modified by a written document signed by the Parties.

(b) This Agreement shall inure to the benefit of each Party and each of the respective releasees and shall be binding upon each Party and the respective heirs, executors, administrators, trustees, legal representatives, successors and assigns, as applicable. No Party may assign or delegate its rights and duties under this Agreement without the express written advance approval of the other applicable Party or Parties so materially impacted.

(c) The provisions of this Agreement are severable. If any provision in this Agreement is held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement will remain in full force and effect and the invalid, illegal and unenforceable provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

(d) The Parties shall each bear their own costs, fees (including, without limitation, attorneys’ fees) and expenses in connection with the negotiation, preparation and execution of this Agreement.

(e) The failure of any of the Parties to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of any of the Parties’ respective rights to seek enforcement of such provision in the future.

(f) This Agreement will be governed and interpreted under the laws of the State of New York, without giving effect to choice of law or conflicts of laws principles.

(g) Given the full and fair opportunity provided to each Party to consult with their respective counsel regarding terms of this Agreement, ambiguities shall not be construed against any Party by virtue of such Party having drafted the subject provision.

(h) The headings in this Agreement are included for convenience of reference only and shall not affect the interpretation of this Agreement.

(i) This Agreement may be executed by the Parties in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  PDF or other electronically reproduced signatures shall have the same force and effect as an original.

(j) The intent of the Parties is that this Agreement and the payments and benefits provided for under this Agreement be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder or, if and to the extent subject to Section 409A of the Code and the regulations promulgated thereunder, to comply therewith, and will be construed as such. Notwithstanding the foregoing, the Company Parties do not guarantee any particular tax effect, and the Advisor Parties shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Advisor Parties in connection with this Agreement (including any taxes, penalties and interest under Section 409A), and neither the Company Parties nor any of their affiliates shall have any obligation to indemnify or otherwise hold the Advisor Parties (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

(k) If any Party brings an action to enforce its rights under this Agreement and prevails (as determined by a court of competent jurisdiction), such Party will be entitled to recover its costs and expenses from the non-prevailing Party, as applicable, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such action.

14. Opportunity to Review. Each Party represents and warrants that such Party (a) has had sufficient opportunity to consider this Agreement (which, in the case of Kessler, was at least 21 days and which, by signing prior to the expiration of such period, Kessler will have expressly waived); (b) has carefully read this Agreement and understands all of its terms; (c) is not incompetent and has not had a guardian, conservator or trustee appointed for it; (d) has entered into this Agreement of the Party’s own free will and volition and that, except for the promises expressly made in this Agreement, no other promises or agreements of any kind have been made to the Party by any person or entity whatsoever to cause the Party to sign this Agreement; (e) understands that the Party is responsible for the Party’s own attorneys’ fees and costs; (f) has consulted, if desired, with the Party’s own independent counsel before signing this Agreement; (g) was given a sufficient and reasonable period of time to review this Agreement before signing it and understood that the Party was free to use as much or as little of the review period as the Party wished or considered necessary before deciding to sign it; and (h) understands that this Agreement is valid, binding, and enforceable against the Parties according to its terms.

15. The Parties hereby acknowledge and agree that, in the event of any conflict between the terms and conditions of the Advisor Agreement, the RSU Agreements, the Company Plan, the Retention Bonus Agreement, the Promissory Notes, or any other document or agreement between any of the Advisor Parties and any of the Company Parties, on the one hand, and the terms and conditions of this Agreement, on the other hand, the terms and conditions of this Agreement will control.

[Signatures appear on next pages]

IN WITNESS WHEREOF, each Party has executed this Agreement as of the date first written below.

THE COMPANY:

AFRICAN AGRICULTURE, INC.:

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Authorized Signatory

HOLDINGS:

AFRICAN AGRICULTURE HOLDINGS, INC.:

By:	/s/ Osman Ahmed
Name:	Osman Ahmed
Title:	Authorized Signatory

ADVISOR:

AFRICAN DISCOVERY GROUP, INC.:

By:	/s/ Alan Kessller
Name:	Alan Kessler
Title:

KESSLER:

ALAN KESSLER (in his individual capacity):

By:	/s/ Alan Kessler
Name:	Alan Kessler